Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Corp. Closes Acquisition of Leading U.S. Cannabis Dispensary Franchisor

Acquisition of ONE Cannabis Group, Parent Company of Dispensary Franchise Unity Rd., Paves a New Path of Industry Innovation as the Leading National Vertically Integrated Cannabis Franchise Company

PHOENIX (March 23, 2021) – Item 9 Labs Corp. (OTCQX: INLB) (“Item 9 Labs” or the “Company”), a vertically integrated cannabis operator that produces premium products, today announced the closing of its acquisition of ONE Cannabis Group (“OCG Inc.”), parent company of cannabis dispensary franchise Unity Rd. The combination creates a differentiated business model that offers premium products and distribution through an expanding network of dispensary franchises. Resulting synergies and benefits from the transaction include expanded business offering and expertise, operational efficiencies, cost savings, and revenue upside. Additionally, the acquisition creates new opportunities in the cannabis sector by providing solutions to industry challenges commonly faced by existing business owners, prospective entrepreneurs, and consumers.

Item 9 Labs produces award-winning and best-in-class products from its large-scale cultivation site and production facilities. Headquartered in Arizona, the Company is expanding its operations space by 650,000+ square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. It also owns and operates DispensaryPermits.com and DispensaryTemplates.com, leading online platforms for information surrounding cannabis business applications, regulations and state updates. Colorado-based OCG Inc. brings the stability, scalability, and brand continuity of franchising to the budding and fragmented world of cannabis through its retail franchise Unity Rd. Named one of the top cannabis retail leaders in the nation by MJBizDaily magazine and the first cannabis business to earn a Franchise Times Dealmakers award, OCG Inc. helps eager participants enter the complex industry with ease by leveraging its legal cannabis business experience and trusted resources under the distinct Unity Rd. brand.

“Blending our premium, experiential cannabis brand with a true dispensary franchise model puts Item 9 Labs in a unique position to capitalize on opportunities in a dynamic and rapidly evolving regulatory environment. ONE Cannabis Group perfectly complements and enhances our existing offerings by creating a built-in platform for national distribution of our products and brands through the Unity Rd. franchise network,” said Item 9 Labs CEO Andrew Bowden. “Having immediate entry points into states where Unity Rd. is building presence is expected to drive margin expansion across multiple markets and strengthen our profitability.”

This acquisition creates one of the first vertically integrated cannabis franchises in the U.S. The reduced capital expenditure (CapEx) franchise model provides accelerated scale for Item 9 Labs and Unity Rd., while keeping dispensaries locally owned and operated. In contrast to existing multi-state operators (MSOs), the franchise model requires reduced corporate capital requirements for development of the dispensary brand, as franchisees own and operate their own businesses. Unity Rd. franchise partners benefit from the continued guidance and tools provided by the franchisor while being able to scale more rapidly, compared with operating independently.

“Unity Rd. is the safest way for entrepreneurs to enter the cannabis industry,” said Mike Weinberger, Chief Operating Officer of OCG Inc., who is now appointed Chief Franchise Officer of Item 9 Labs Corp. and named to the Company's Board of Directors with this announcement. “Extending our in-house knowledge in dispensary license applications and operations as well as having direct access to Item 9 Labs’ deep bench of trusted, award-winning products are expanded benefits for Unity Rd. franchise partners, positioning them ahead of any competition.”

Transaction Highlights

The transaction offers differentiation in franchising, retail, cultivation, production, and license application. The combined company is committed to growing the Unity Rd. dispensary franchise network and introducing Item 9 Labs products in states where the franchise is expanding its footprint, while continuing to enhance its production and cultivation sites.

-	Reduced CapEx and Rapid Scalability with Unity Rd. Franchise Model: Franchising offers one of the most viable solution for industry newcomers and existing operators navigating the complex cannabis landscape. Unity Rd. launched in 2018 and currently has multiple agreements signed with 10 entrepreneurial groups that are developing the brand across six states. The franchisor provides the knowledge, resources, and ongoing support its franchise partners need for compliant and successful dispensary operations. Dispensary franchises are expected to drive the cannabis industry forward by mitigating barriers and encouraging local ownership. As a vertically integrated cannabis franchisor, the Company is in a unique position for accelerated scale across both the Unity Rd. and Item 9 Labs brands. Unity Rd. franchise partners sign a 10-year agreement and pay a $100,000 franchise fee up front with 5% gross royalty on top-line revenue and a 2% marketing royalty fee. Further, low corporate capital is required for national development, as franchisees own and operate their own businesses.

-	Retail Footprint Driven by Strong Lead Flow with Experience at Every Step: The combined team has a proven track record of winning cannabis licenses in 15 states. Bringing together the DispensaryPermits.com and DispensaryTemplates.com customer base, which generated nearly 12,000 application and partnership leads in 2020, with the 2,500-plus prospective franchisees Unity Rd. sees annually is expected to escalate franchise development efforts. DispensaryPermits.com and DispensaryTemplates.com customers will now have a solution for long-term guidance and support through the Unity Rd. franchise opportunity. With news of the acquisition as well as increased U.S. cannabis legalization, Unity Rd. has seen a surge in franchise lead activity over the past six months. The dispensary franchise is currently targeting Arizona, Colorado, Maine, Michigan, New Jersey, and Oklahoma among other markets, as part of its strategic franchise expansion plan.

-	Robust National Distribution Platform Supporting In-House Production: Item 9 Labs products are currently available in 43% of Arizona’s cannabis dispensaries. Through this existing retail partner network and the Unity Rd. franchise platform, the combined company will have the most sustainable product distribution platform in cannabis. Unity Rd. franchise partners benefit from direct access to Item 9 Labs’ premium, lab-tested products that have earned more than a dozen industry awards, including multiple top marks in Arizona’s leading cannabis competition. The product suite spans 75-plus active cannabis strains and more than 150 differentiated cannabis products as well as premium concentrates along with Apollo and Orion technologies – next-generation vape systems that provide full-spectrum flower experiences on the go. The Unity Rd. retail footprint eases barriers to entry for currently produced consumer products suites in new markets, allowing for increased revenue in product licensing, wholesale, and franchise royalties.

-	Experienced Leadership Team Delivers Unrivaled Depth of Bench: The combined veteran management team brings a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies. The team collectively has more than 120 years of legal cannabis industry experience and 50-plus years in franchising, in addition to earning 20-plus franchise and cannabis industry accolades. OCG Inc.’s team had previously developed and sold a global 500-unit franchise business to Kahala Brands, awarded 300-plus franchises in more than five countries, and supported the development of 100-plus franchise companies.

The Agreement

Item 9 Labs shall issue 19,080,000 shares of Item 9 Labs Common Stock, subject to deductions indicated in the Agreement and Plan of Merger (the “Merger Agreement”), in consideration for all of OCG Inc.’s Common Stock. The holders of OCG Inc. Shares will hold approximately 25% of Item 9 Labs’ issued and outstanding shares.

Following the merger, Item 9 Labs will continue as parent and OCG Inc. will be a wholly owned subsidiary of the Company. Andrew Bowden will remain as CEO.

ABOUT ITEM 9 LABS CORP.:

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources, and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the company is currently expanding its operations space by 650,000+ square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit item9labscorp.com.

FORWARD-LOOKING STATEMENT:

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact:

Item 9 Labs

Jayne Levy, Director of Communications

Email: Jayne@unityrd.com

Investor Contact:

Item 9 Labs

800-403-1140
Email: investors@item9labs.com